Exhibit 3.6

State of Idaho

Department of State.

CERTIFICATE OF AMENDMENT
OF

THUNDER MOUNTAIN GOLD, INC.

I PETE T. CENARRUSA, Secretary of State of the State of Idaho hereby, certify that duplicate originals of Articles of Amendment to the Articles of Incorporation of THUNDER MOUNTAIN GOLD, INC.

duly signed and verified pursuant to the provisions of the Idaho Business Corporation Act, have been received in this office and are found to conform to law.

ACCORDINGLY and by virtue of the authority vested in me by law, I issue this Certificate of Amendment to the Articles of Incorporation and attach hereto a duplicate original of the Articles of Amendment.

Dated October 17, 19 85.

SECRETARY OF STATE

Corporation Clerk

CAM 779

No. 19141-f

Articles of Amendment

THUNDER MOUNTAIN GOLD, INC.

Amended & restated articles

STATE OF IDAHO
Department of State
Boise, Idaho
Approved, filed and admitted to the corporation records of the State of Idaho
Date October 17, 1985
Time 8:39 am

FEES PAID $ 20.00

Pete T. Cenarrusa
SECRETARY OF STATE

By: [signature]

Invoice # 54565

CCR # 21282

Filing Party
John F. Campbell
1306 Washington Mutual Bldg.
Spokane, WA 99201

RECEIVED
SEC. OF STATE
85 OCT 3 AM 8 46

85 OCT 17 AM 8 39

RESTATED ARTICLES OF INCORPORATION

OF

THUNDER MOUNTAIN GOLD, INC.

September 30, 1985

KNOW ALL MEN BY THESE PRESENTS:

That we, James E. Collard, President, Robin S. McRae, Secretary, of Thunder Mountain Gold, Inc., an Idaho Corporation, do hereby certify that the following Restated Articles of Incorporation of Thunder Mountain Gold, Inc. set forth without change all of the provisions of the Articles of Incorporation of Thunder Mountain Gold, Inc. as heretofore amended, and that the following Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto:

I.

That the name of said corporation is Thunder Mountain Gold, Inc.

II.

That the purposes for which this corporation is formed are:

(a) To acquire by purchase, lease, location, or otherwise, all classes of mines and mining properties containing copper, lead, gold, silver, or other precious or base metals.

(b) To develop and operate mining properties and mines; to carry on the business of mining, converting, milling, reducing, smelting, treating, preparing for market, manufacturing, buying, selling and otherwise producing and dealing in ores of gold, silver, copper, iron and lead. To acquire by purchase, lease, location, or otherwise, mineral claims, metalliferous lands, mining and water rights and privileges and mill sites. To build, equip and operate mills and other plants for the

smelting, reduction and treatment of ores of all kinds and descriptions.

(c) To purchase, construct, erect, lease, own and operate pumping plants, pipe lines, reservoirs, canals, water ways and ditches for the transmission of power, sewerage and conveyance of water for the use of the company in conducting its business.

(d) To construct, build, purchase, lease, operate and own electric, aerial, and surface tramways for the purpose of transporting ores and supplies and other materials to and from the Company's properties, and to operate the same by electricity, steam or other motive power.

(e) To construct, build, purchase, lease, operate, and own saw mill to be used for the manufacture and production of lumber and timbers to be used in the construction of mills and other buildings, and for other purposes in connection with the operation of mining properties.

(f) To enter into any agreements, arrangements, or contracts with any person or persons for the purchase, either conditionally or otherwise, and to hold, sell, or otherwise deal in and with any mines, mining claims, mills, plants, machinery, shares of capital stock or securities of any company, and to sell, assign and transfer and set over the same upon such terms and for such consideration as may be deemed advisable.

III.

That the period of existence and duration of the life of the corporation shall be perpetual.

IV.

That the location and post office address of this corporation's registered office within the state of Idaho, subject to change by the Board of Directors, is 6863 N. Davenport Street, Coeur d'Alene, Kootenai County, Idaho 83814; that its registered agent at that address is Jean Smith.

V.

The members of the governing board of this corporation shall be styled "Directors" and their number, subject to increase or decrease, from time to time, by resolution of the Board of Directors shall be five (5) but in no case shall their numbers ever be less than three (3).

VI.

The amount of capital stock of this corporation shall be divided into twelve million (12,000,000) shares of five cent par value non-assessable common stock. Each and every share of said stock shall have the same rights and privileges as those enjoyed by each and every other share.

VII.

That the Directors of this corporation are:

James Collord, Sr., PO Box 691, Cambria, California 93428.
E. James Collord, 1354 California Avenue, Reno, Nevada 89509.
Robin S. McRae, 1307 W. Jefferson Street, Boise, ID 83702

VIII.

The Board of Directors of this corporation shall have power and authority from time to time to authorize the sale of and to sell, for cash or otherwise, all or any portion of the unissued and/or of the treasury stock of this corporation without said stock or any thereof, being first offered to the shareholders of this corporation.

IN WITNESS WHEREOF, the President and Secretary, respectively, of

THUNDER MOUNTAIN GOLD, INC., have hereunto set their hands this 19 day of Sept, 1985.

James Collard
JAMES COLLARD
President

Robin S. McRae
ROBIN S. MCRAE
Secretary

STATE OF Idaho)
County of Ada)

On this ~~3rd~~ 19 day of ~~September~~ September, 1985, before me, ~~Vera E. Craig~~ Jodee Barker, a Notary Public in and for said county and state, personally appeared James E. Collard, known to me to be the President of said corporation, subscribed to the above instrument and acknowledged to me that he executed the same for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I do hereby set my hand and affixed my seal the day and year first above written.

Jodee Barker
NOTARY PUBLIC in and for the State of:
Residing at: McCall

STATE OF IDAHO Idaho)
County of Ada)

On this 3rd day of September, 1985, before me, Vera E. Craig, a Notary Public in and for the said county and state,

personally appeared Robin S. McRae, known to me to be the Secretary of said corporation, subscribed to the above instrument and acknowledged to me that he executed the same for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I do hereby set my hand and affix my seal the day and year first above written.

Vera E. Craig
NOTARY PUBLIC in and for the State of Idaho
Residing at: Boise, Idaho

STATE OF IDAHO)
)ss
County of Ada)

I, Vera E Craig, a notary public, do hereby certify that on this 11th day of October, 1985, personally appeared before me Robin S. McRae, who, being by me first duly sworn, declared that he is the Secretary of Thunder Mountain Gold, Inc., that he signed the foregoing document as Secretary of the corporation, and that the statements therein contained are true.

Vera E. Craig
NOTARY PUBLIC in and for the State of Idaho, residing at Boise
My Commission Expires: 12-6-85